Calculation of Filing Fee Tables
S-8
Antelope Enterprise Holdings Ltd
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A Ordinary Shares, no par value per share	Other	380,000	$ 1.23	$ 467,400.00	0.0001381	$ 64.55
Total Offering Amounts:						$ 467,400.00		$ 64.55
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 64.55
Offering Note
[1]	(1) This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act of 1933, as amended (the "Securities Act") solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is the average of the high price ($1.20 ) and low price ($1.04) for the Registrant's Class A Ordinary Shares as reported on the Nasdaq Capital Market on April 6, 2026, which is within five (5) business days prior to the date of this Registration Statement. (2) Represents 380,000 Class A Ordinary Shares issuable under our 2026 Incentive Award Plan. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), the number of Class A Ordinary Shares registered hereunder will be adjusted in the event of stock splits, stock dividends or similar transactions.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources